Exhibit 13


                                December 11, 1985




Legg Mason Special Situations Trust, Inc.
7 East Redwood Street
Baltimore, Maryland 21202

Gentlemen:

         Please be advised that the 10,000 shares of Legg Mason Special Situations Trust, Inc. which we have today purchased from you were purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.



                                       Very truly yours,

                                       LEGG MASON WOOD WALKER, INC.




                                       /s/John F. Curley
                                       ----------------------------
                                       John F. Curley, Jr.
                                       Vice-Chairman